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                                                                    EXHIBIT 8.2


              [FORM OF OPINION OF STROOCK & STROOCK & LAVAN LLP]


October ___, 1997


Sterling House Corporation
453 S. Webb Road
Wichita, Kansas  67207

Alternative Living Services, Inc.
450 N. Sunnyslope Road
Suite 300
Brookfield, Wisconsin 53005

Ladies and Gentlemen:

We have acted as special counsel to Sterling House Corporation, a Kansas corporation ("Sterling"), in connection with an Agreement and Plan of Merger, dated as of July 30, 1997, among Sterling, Alternative Living Services, Inc., a Delaware corporation ("ALS"), and Tango Merger Corporation, a Kansas corporation and a wholly-owned subsidiary of ALS ("Tango Merger Sub"), as amended as of September 2, 1997 (the "Agreement"). Terms defined in the Agreement and not otherwise defined herein shall have the same meaning when used herein.

In rendering the opinions set forth herein, we have examined copies of (i) the Agreement, (ii) the Registration Statement on Form S-4 (Registration No. 333-34851) of ALS filed with the Securities and Exchange Commission (the "Commission") on September 3, 1997, as amended by Amendment No. 1 filed with the Commission on September ___, 1997 (collectively, the "Registration Statement"), which was declared effective by the Commission on September ___, 1997 and (iii) the Joint Proxy Statement/Prospectus dated September ___, 1997 of ALS and Sterling included in the Registration Statement (the "Proxy Statement/Prospectus"). In addition to these documents, we have relied upon the written representations of ALS and Sterling as to certain factual matters.

In rendering the opinions set forth herein, we have assumed


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Sterling House Corporation
Alternative Living Services, Inc.
October __, 1997
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(i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (v) the accuracy and completeness of all documents made available to us and (vi) the accuracy as to facts of all representations, warranties and written statements. We have also assumed, without investigation, that all documents, warranties and covenants relating to the Merger on which we have relied in rendering the opinions set forth herein and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinions set forth herein, from such earlier date through and including the date of this letter.

With regard to the Merger, we are of the opinion that:

1)      The Merger will constitute a "reorganization" within the meaning of
        Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code").

2) Each of ALS, Tango Merger Sub and Sterling will be a party to the reorganization within the meaning of Section 368(b) of the Code.

3) No gain or loss will be reorganized by a stockholder of Sterling as a result of the Merger with respect to the Twister Shares converted solely into shares of Tango Common Stock, except that gain or loss will be recognized by a stockholder of Sterling with respect to the receipt of cash in lieu of a fractional share of Tango Common Stock.

We note that our opinions expressed herein are based on our examination of such law, our review of the documents described above, the statements and representations referred to above, the provisions of the Internal Revenue Code of 1986, as amended, the regulations, published rulings and announcements thereunder, and the judicial interpretations thereof currently in effect. Furthermore, this opinion will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the Service will not challenge the conclusions stated herein or that, if the issue were decided in court, such a challenge
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Sterling House Corporation
Alternative Living Services, Inc.
October __, 1997
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would not ultimately succeed.  Any change in applicable law or any of the facts and circumstances described in the Registration Statement, or inaccuracy of any statements or representations on which we have relied, may affect the continuing validity of our opinions.

Very truly yours,